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                                                                   Exhibit 99



Analyst contact:
Dennis E. McDaniel
Vice President, Financial Accounting and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                    Ohio Casualty Corporation Announces
                    New Directors Elected to its Board


FAIRFIELD, Ohio, April 17, 2002 -- Ohio Casualty Corporation (NASDAQ: OCAS) is pleased to announce the latest additions to its Board of Directors: Philip
G. Heasley, Ralph S. Michael III, and Jan H. Suwinski. All three were elected at the Corporation's Annual Shareholders Meeting, held at its Corporate Headquarters in Fairfield, Ohio on April 17.

"We're pleased to be adding directors of this caliber to our Board," remarked Chairman Stanley N. Pontius. "Each brings a unique perspective and set of talents that our Corporation requires to continue its successful turnaround efforts."

The new directors will replace retiring directors Vaden Fitton, Arthur Bennert, and Wayne Embry. "We would like to express our gratitude to the retiring directors, who have offered so many excellent years of guidance and support to the Corporation," added Mr. Pontius. "We thank them for their service and wish them all the best in the future."

The new directors are:

Mr. Heasley is chairman and chief executive officer of First USA, the credit card subsidiary of Bank One. Prior to joining First USA, he spent 13 years in executive positions at U.S. Bancorp, including six years as vice chairman and the last two years as president and chief

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operating officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at
Citcorp, including three years as president and chief operating officer of Diners Club Inc. He currently serves as chairman of the board of Visa USA and is a member of the board of Visa International. He earned a bachelor's degree in American studies from Marist College and a master's degree in business administration from Barnard Baruch University, New York.

Ralph S. (Mike) Michael III is executive vice president of The PNC Financial Services Group, serving as chief executive officer of PNC Advisors and maintaining management responsibility for PNC Capital Markets and PNC Leasing. He joined PNC in 1979, holding various management positions with the organization. He was appointed president of PNC, Ohio in May 1992, becoming CEO of that affiliate in August 1992. He returned to Pittsburgh in March 1996 as CEO of PNC Corporate Banking. In 2001, he was appointed group executive of PNC Advisors, PNC Capital Markets, and PNC Leasing. Mr. Michael is a director of the Private Export Funding Corporation, a trustee of Xavier University, and serves as chairman of the Children's Hospital of Pittsburgh Foundation. A graduate of Stanford University, he earned his master's degree in business administration from the UCLA Graduate School of Management.

Jan H. Suwinski is professor of business operations at Cornell University's Johnson Graduate School of Management, where he teaches classes in operations, business strategy and strategic alliances. He also teaches in executive programs. He joined Cornell in 1997, following a 32-year career with Corning Incorporated, where he held a number of management positions. From 1990-96, he was executive vice president of the Opto-Electronics Group, with responsibility for Corning's fiber optic-based businesses. He also served as chairman of Siecor Corporation, a joint venture with Siemens. Previous roles included senior vice president, Telecommunications Products Division; vice president and area manager - Asia; and vice president of Corning Latin America/Asia Pacific. Mr. Suwinski serves on the boards of Tellabs Inc., Thor Industries Inc., IVANS Inc., and The Sentry Group. He serves on the advisory councils of The Johnson School and the College of Engineering at Cornell and also is a member of the British North American Committee. Mr. Suwinski earned his bachelor's degree and MBA from Cornell University. He completed the Executive Development Program at Columbia University in 1983.

Electronic photo files available upon request to 513-603-2074

Corporate Profile: Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.52 billion as of December 31, 2001.

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